                                                                Exhibit 99(b)(1)


                               THE CHASE MANHATTAN BANK
                                CHASE SECURITIES INC.
                                   270 Park Avenue
                                  New York, NY 10017


                                                                October 26, 1998


Alliant Techsystems Inc.
600 Second Street N.E.
Hopkins, MN 55343-8384

Attention: Mr. Scott Meyers
           Chief Financial Officer


                               ALLIANT TECHSYSTEMS INC.
                           SENIOR SECURED CREDIT FACILITIES
                                  COMMITMENT LETTER


Ladies and Gentlemen:

          You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Alliant Techsystems Inc. ("ATK") wishes to establish Senior Secured Credit Facilities (the "Facilities") in an aggregate principal amount of up to $650,000,000, consisting of a Senior Secured Term Loan Facility in a principal amount of $200,000,000, a Senior Secured Delayed Draw Term Loan Facility in a principal amount of up to $200,000,000, and a Senior Secured Revolving Credit Facility in a principal amount of up to $250,000,000, as described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

          You hereby appoint CSI, and CSI hereby agrees to act, as advisor, arranger and book manager (the "Arranger") for the Facilities, and you hereby appoint Chase, and Chase hereby agrees to act, as administrative agent (the "Administrative Agent") for the Facilities. Chase is pleased to advise you of its commitment to provide up to $65,000,000 of the Facilities, subject to the successful syndication of the portion of the Facilities not committed to by Chase and upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. CSI will use its best reasonable efforts to effect a successful syndication of the Facilities.

          It is agreed that Chase will act as the sole and exclusive administrative agent for the Facilities and CSI will act as the sole and exclusive advisor, arranger and book manager for the Facilities, and each will, in such capacities, perform the duties customarily associated with such roles. It is further agreed that no other agents or co-agents will be appointed, and no other titles will be awarded to any Lender (as defined below), unless approved by us and you.

          Chase reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions and other entities that will become parties to such definitive documentation pursuant to a syndication to be managed by the Arranger in consultation with you (Chase and any such financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You agree actively to assist the Arranger in achieving a timely syndication that is reasonably satisfactory to the Arranger, Chase and you. This will be accomplished by a variety of means, including direct contact during the syndication among the directors, senior officers, representatives and advisors of ATK and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using your best reasonable efforts to cause the syndication efforts of the Arranger to benefit from the lending relationships of ATK and its subsidiaries.

          It is agreed that the Arranger will, in consultation with you, manage all aspects of the syndication, including selection of Lenders, determination of when the Arranger will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders. To assist the Arranger in the above-described syndication efforts, you agree, upon the Arranger's reasonable request, (a) promptly to provide such financial and other information with respect to ATK and its subsidiaries and the transactions contemplated hereby, including but not limited to information and projections prepared by ATK relating to ATK or any transaction contemplated hereby, as the Arranger shall reasonably request, (b) to make your senior officers and your subsidiaries' senior officers available to prospective Lenders, (c) to assist, and to cause your subsidiaries to assist, the Arranger in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) to host, with the Arranger, a meeting or meetings with prospective Lenders.

          As consideration for Chase's commitment hereunder and the agreement of the Arranger to structure, arrange and syndicate the Facilities, you agree to pay to Chase the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable.

          Chase and the Arranger shall be entitled, with your prior consent, to change the structure, terms or pricing of the Facilities if the syndication has not been completed and if Chase and the Arranger determine that such changes are advisable in order to insure a successful syndication of the Facilities.
Chase's commitment is subject to the agreements in this paragraph.

          You hereby represent and covenant that (a) all information and data (excluding financial projections) concerning ATK, its subsidiaries and the other transactions contemplated hereby (the "Information") that have been or will be prepared by or on behalf of you or any of your representatives and that have been made or will be made available to Chase or the Arranger by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning ATK and its subsidiaries and the transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your representatives and that have been or will be made available to Chase or the Arranger by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed to be reasonable by you. You agree to supplement the Information and the Projections from time to time until the closing of the Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Facilities, including the syndication of the Facilities, Chase and the Arranger will be using and relying primarily on the Information and the Projections without independent verification thereof.

          Chase's commitment hereunder is subject to (a) Chase's satisfaction that ATK and its subsidiaries and affiliates are not subject to material contractual or other restrictions that would be violated by the transactions contemplated hereby, (b) there not having occurred or become known to Chase since June 28, 1998, any material adverse change in the business, financial condition, results of operations or prospects of ATK and its subsidiaries, taken as a whole, (c) there not having occurred and being continuing any material disruption of or material adverse change in financial, banking or capital market conditions since the date hereof that, in the good faith judgment of the Arranger, would have an adverse effect on the syndication of the Facilities,
(d) the Arranger's satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank facilities of ATK or any of its subsidiaries being offered, placed or arranged and (e) the other conditions set forth herein and in the Term Sheet.

          In addition, Chase's commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chase. Such documentation shall contain indemnities, covenants, representations and warranties, events of default, conditions precedent, guarantee and security arrangements and other terms and conditions satisfactory to Chase and ATK in all respects.

          By executing this Commitment Letter, you agree (a) to indemnify and hold harmless the Arranger, Chase and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with the Facilities, this Commitment Letter, the Term Sheet, the Fee Letter or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; PROVIDED that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such indemnified party or any officer, director, employee, affiliate, agent or controlling person of such indemnified party (or of an institution of which such indemnified party is an officer, director, employee, affiliate, agent or controlling person or an affiliate of any such institution), and (b) to reimburse the Arranger and Chase from time to time, promptly upon demand, for all reasonable out-of-pocket expenses (including but not limited to syndication expenses and reasonable fees, disbursements and other charges of counsel, including local counsel), in each case incurred in connection with the Facilities, this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facility or the guarantee or security arrangements in connection therewith. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

          None of the Arranger or Chase or their officers, directors, employees, agents and controlling persons will be liable for any damages arising from the use by others of information obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

          This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your directors, officers, employees, professional advisors and agents who are directly involved in the consideration of this matter and who have agreed to the disclosure limitations set forth above, or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us as promptly as practicable thereof in advance); PROVIDED that notwithstanding the foregoing restrictions you may disclose the terms and substance of this Commitment Letter and the Term Sheet (but not the Fee Letter or its terms or substance) in filings with the Securities and Exchange Commission after this Commitment Letter and the Fee Letter have been accepted by you.

          Neither this Commitment Letter nor Chase's commitment hereunder shall be assignable by you without the prior written consent of Chase, and any attempted assignment shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chase, the Arranger and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          You acknowledge that Chase, the Arranger and their affiliates may be providing financing or other services to other companies that have or may in the future have interests conflicting with your own interests in the transactions contemplated hereby. Chase and the Arranger agree that they will not use information obtained from you in the course of the transactions contemplated hereby in connection with the performance by Chase and the Arranger of services for such other companies, and will not furnish any such information to such other companies. You acknowledge that Chase and the Arranger have no obligation to use in connection with the transactions contemplated hereby or to furnish to you confidential information obtained by them from other companies.

          Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Chase the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on October 26, 1998, failing which Chase's commitment hereunder will expire at such time. In the event that the initial borrowing in respect of the Facilities does not occur on or before December 4, 1998, then this Commitment Letter and Chase's commitment hereunder shall automatically terminate unless each of Chase and the Arranger shall, in their sole discretion, agree to an extension.

          We are pleased to have been given the opportunity to assist ATK in connection with this important financing.

                                        Very truly yours,

                                        THE CHASE MANHATTAN BANK,


                                        by   /s/ Bruce Borden
                                          --------------------------------------
                                          Name:  Bruce Borden
                                          Title: Vice President


                                        CHASE SECURITIES INC.,


                                        by   /s/ Mathis H. Shinnick
                                          --------------------------------------
                                          Name:  Mathis H. Shinnick
                                          Title: Managing Director


Accepted and agreed to as of
the date first above written:

ALLIANT TECHSYSTEMS INC.,


by   /s/ Scott S. Meyers
  --------------------------------------
  Name:  Scott S. Meyers
  Title: Vice President and Chief
         Financial Officer

                                                                       EXHIBIT A


                               ALLIANT TECHSYSTEMS INC.

                           SENIOR SECURED CREDIT FACILITIES
                           SUMMARY OF TERMS AND CONDITIONS


Borrower:                         Alliant Techsystems Inc. (the "BORROWER").

Guarantors:                       Each of the Borrower's domestic subsidiaries,
                                  whether now owned or hereafter formed or acquired (the "GUARANTORS" and, together with the Borrower, the "LOAN PARTIES").

Administrative Agent:             The Chase Manhattan Bank ("CHASE" and, in such
                                  capacity, the "ADMINISTRATIVE AGENT").
Advisor, Arranger and Book        Chase Securities Inc. (in such capacity, the
Manager:                          "ARRANGER").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "LENDERS").

Facilities:                       Senior secured credit facilities in an
                                  aggregate principal amount of up to
                                  $650,000,000, consisting of the following:

                                  (A) Six-year term loan facility (the "CLOSING DATE TERM LOAN FACILITY") providing for term loans on the date on which definitive credit documentation for the Facilities is executed (the "CLOSING DATE") in an aggregate principal amount not to exceed $200,000,000 (the "CLOSING DATE TERM LOANS").

                                  (B)  Six-year term loan facility (the
                                       "DELAYED DRAW TERM LOAN FACILITY" and,
                                       together with the Closing Date Term
                                       Loan Facility, the "TERM LOAN
                                       FACILITIES") providing for term loans
                                       at any time and from time to time on
                                       or prior to June 30, 1999 in an
                                       aggregate principal amount not to
                                       exceed $200,000,000 (the "DELAYED DRAW
                                       TERM LOANS" and, together with the
                                       Closing Date Term Loans, the "TERM
                                       LOANS").

                                  (C)  Six-year revolving credit facility
                                       (the "REVOLVING CREDIT FACILITY" and,
                                       together with the Term Loan
                                       Facilities, the "FACILITIES")
                                       providing for revolving loans in an
                                       aggregate principal amount at any time
                                       outstanding not to exceed $250,000,000
                                       (the "REVOLVING CREDIT LOANS" and,
                                       together with the Term Loans, the
                                       "LOANS").

Availability:                     The Closing Date Term Loans will be made in
                                  a single drawing on the Closing Date.
                                  Delayed Draw Term Loans will be available at any time and from time to time on or prior to June 30, 1999 in a minimum amount of $20,000,000 per drawing. Revolving
                                  Credit Loans will be available on a
                                  revolving basis during the period
                                  commencing on the Closing

                                  Date and ending on the sixth anniversary thereof (the "MATURITY DATE").

Use of Proceeds:                  The proceeds of the Term Loans and of up to
                                  $85,000,000 of Revolving Credit Loans will be used by the Borrower (a) to repurchase up to 3,000,000 shares of the common stock of the Borrower at an aggregate purchase price not in excess of $220,000,000; (b) to refinance the indebtedness outstanding under the Borrower's Amended and Restated
                                  Credit Agreement dated as of November 14,
                                  1996 (the "EXISTING CREDIT AGREEMENT") and
                                  (c) to pay related fees and expenses (the transactions described in clauses (a), (b) and (c) above being called the "TRANSACTIONS"). The proceeds of Revolving
                                  Credit Loans made after the Closing Date will be used for general corporate purposes, including to finance acquisitions and to pay related fees and expenses.

Final Maturity and                The Closing Date Term Loans will be repayable
Amortization:                     beginning June 30, 1999 in equal quarterly
                                  installments in the aggregate amounts set forth opposite each period set forth below:


                                                Period                  Amount
                                                ------                  ------
                                          FY ended 3/31/2000         $30,000,000
                                          FY ended 3/31/2001         $30,000,000
                                          FY ended 3/31/2002         $35,000,000
                                          FY ended 3/31/2003         $35,000,000
                                          FY ended 3/31/2004         $35,000,000
                                      4/1/2004 to Maturity Date      $35,000,000


                                  The Delayed Draw Term Loans will be
                                  repayable beginning December 31, 1999 in equal quarterly installments in the following aggregate percentages of the aggregate amount of Delayed Draw Term Loans on June 30, 1999 set forth opposite each period set forth below:


                                                Period                Percentage
                                                ------                ----------
                                          FY ended 3/31/2000               5%
                                          FY ended 3/31/2001              15%
                                          FY ended 3/31/2002              20%
                                          FY ended 3/31/2003              20%
                                          FY ended 3/31/2004              20%
                                      4/1/2004 to Maturity Date           20%


                                  The Revolving Credit Loans and any Term
                                  Loans not previously repaid will mature on the Maturity Date.

Fees and Interest Rates:          As set forth on Annex I hereto.

Optional Prepayments and          Loans may be prepaid and commitments may be

Commitment Reductions:            reduced by the Borrower in minimum amounts
                                  to be agreed upon. Optional prepayments of the Term Loans will be applied ratably to the installments thereof and may not be reborrowed.

Mandatory Prepayments and         The following amounts shall be applied to
Commitment Reductions:            prepay and reduce the Facilities:

                                  (a)  100% of the net proceeds of certain
                                  incurrences of indebtedness or issuances of preferred stock (with exceptions to be agreed upon) by the Borrower or any of its subsidiaries; and

                                  (b) 100% of the net proceeds of certain
                                  sales or other dispositions of assets by the Borrower or any of its subsidiaries, provided that no prepayment will be required in respect of any sale or other disposition of assets if the proceeds thereof are held for reinvestment and reinvested in other capital assets within 270 days of such sale or disposition.

                                  All such amounts shall be applied first to prepay the Term Loans and second to reduce the Revolving Credit Facility. Each such prepayment of the Term Loans under the Term Loan Facility will be applied ratably to the installments thereof and may not be reborrowed.

Letters of Credit:                Up to $150,000,000 of the Revolving Credit
                                  Facility will be available in the form of letters of credit denominated in US dollars. Letters of credit will be issued by any Lender that agrees to issue letters of credit (in such capacity, the "ISSUING
                                  BANKS"). Each letter of credit will expire no later than the earlier of (a) one year after its date of issuance and (b) ten days prior to the Maturity Date.

                                  Drawings under any letter of credit will be reimbursed on or prior to the second business day following such drawing. To the extent that the Borrower does not reimburse an Issuing Bank on the same business day, the Lenders will be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective commitments.

                                  The issuance of all letters of credit will be subject to the customary procedures of the applicable Issuing Bank and to agreement between the Borrower and the Administrative Agent as to the countries in which beneficiaries thereof are to be located.

Swingline Loans:                  The Revolving Credit Facility will include
                                  a swingline borrowing option under which
                                  Chase and such other Lenders as Chase and
                                  the Borrower shall agree (in such capacity,
                                  the "SWINGLINE LENDERS") will commit to
                                  make swingline loans (the "SWINGLINE
                                  LOANS") in a maximum aggregate principal
                                  amount outstanding at any time not in
                                  excess of $20,000,000.   Credit exposure
                                  associated with the Swingline Loans will be shared by the Lenders ratably in accordance with their commitments. Swingline Loans will mature up to seven business days after they are made and will be made on same-day notice.

Collateral:                       The obligations of the Loan Parties will be
                                  secured by valid,
                                  perfected first priority security interests
                                  (subject only to permitted liens) in
                                  substantially all the tangible and
                                  intangible assets of the Borrower and its domestic subsidiaries, including, without limitation, intellectual property, real property and the capital stock of each of the Borrower's direct and indirect subsidiaries. To the extent necessary to avoid adverse tax consequences, pledges of foreign subsidiaries will be limited to 65% of the capital stock of first-tier foreign subsidiaries.

Conditions to Effectiveness:      The availability of the Facilities will be
                                  conditioned upon satisfaction on or before December 4, 1998, of customary closing conditions, including but not limited to the following:

                                  1.   Each Loan Party shall have executed
                                       and delivered satisfactory definitive
                                       financing documentation with respect
                                       to the Facilities (the "CREDIT
                                       DOCUMENTATION").

                                  2.   The Transactions and the related
                                       transactions contemplated thereby
                                       shall have been or shall
                                       simultaneously be consummated on terms
                                       and pursuant to documentation
                                       satisfactory to the Lenders and
                                       consistent in all respects with the
                                       pro forma financial information
                                       heretofore furnished to the
                                       Administrative Agent and the Arranger
                                       and in compliance with all applicable
                                       laws.  After giving effect to the
                                       Loans made on the Closing Date and the
                                       application of the proceeds thereof,
                                       the Borrower and its subsidiaries
                                       shall have no outstanding indebtedness
                                       other than indebtedness under the
                                       Facilities and other indebtedness
                                       permitted under the Credit
                                       Documentation.  The lending
                                       commitments under the Existing Credit
                                       Agreement shall have been permanently
                                       terminated and the Borrower shall have
                                       paid in full the principal of and
                                       accrued interest on all loans and all
                                       other amounts owed by the Borrower
                                       under such agreement.

                                  3.   The Lenders, the Administrative Agent
                                       and the Arranger shall have received
                                       all fees required to be paid, and all
                                       expenses for which invoices have been
                                       presented, on or before the Closing
                                       Date.

                                  4.   All governmental and third party
                                       approvals necessary or advisable in
                                       connection with the transactions
                                       contemplated hereby shall have been
                                       obtained and shall be in full force
                                       and effect.

                                  5.   The Lenders shall have received a
                                       satisfactory pro forma consolidated
                                       balance sheet of the Borrower as of
                                       the date of the Borrower's most
                                       recently ended fiscal quarter,
                                       adjusted to give effect to the
                                       consummation of the Transactions and
                                       the other transactions contemplated
                                       thereby as if they had occurred on
                                       such date.

                                  6.   The Lenders shall have received the
                                       results of recent lien searches in
                                       each relevant jurisdiction with
                                       respect to the Borrower and its
                                       domestic subsidiaries, and such
                                       searches shall reveal no liens except
                                       for liens permitted by the Credit
                                       Documentation or liens to be
                                       discharged on or prior to the Closing
                                       Date.

                                  7.   The Borrower and its subsidiaries
                                       shall have executed and delivered all
                                       such pledge agreements, security
                                       agreements, mortgages and other
                                       agreements, shall have made
                                       arrangements for all such filings and
                                       recordings, and shall have delivered
                                       all such legal opinions, policies of
                                       title insurance and other documents,
                                       as the Administrative Agent shall have
                                       requested in connection with the
                                       creation and perfection of the
                                       security interests referred to under
                                       "Collateral" above.

                                  8.   The Lenders shall have received such
                                       legal opinions (including opinions (i)
                                       from counsel to the Borrower and its
                                       subsidiaries and (ii) from such
                                       special and local counsel as may be
                                       required by the Administrative Agent),
                                       evidence of corporate authority and
                                       other documents customary for
                                       transactions of this type or as they
                                       may reasonably request.

Conditions to Each                Each extension of credit under the Credit
Credit Event:                     Documentation will be conditioned on (a)
                                  the accuracy of all representations and
                                  warranties in the Credit Documentation and
                                  (b) there being no default or event of
                                  default in existence at the time of, or
                                  after giving effect to, such Loan.

Documentation:                    The Credit Documentation will include a
                                  credit agreement for the Facilities and
                                  appropriate guarantee and collateral
                                  documents incorporating the terms provided for herein and such other customary terms and provisions as the Administrative Agent may reasonably specify in the context of the transactions contemplated hereby.

Representations and Warranties:   Customary for facilities of this type and
                                  others to be reasonably specified by Chase, including: corporate existence and power;
                                  corporate and governmental authorization;
                                  no contravention; binding effect; financial information (including pro forma financial information); litigation; compliance with
                                  ERISA; environmental matters; taxes;
                                  subsidiaries; not an investment company;
                                  full disclosure; compliance with laws;
                                  Transactions; absence of material adverse change; Federal Reserve regulations;
                                  solvency; and Year 2000 compliance.

Affirmative Covenants:            Customary for facilities of this type,
                                  including furnishing of  information;
                                  payment of obligations; maintenance of
                                  property; insurance; compliance with laws;
                                  inspection of property, books and records;
                                  additional guarantees and security and
                                  other matters relating to collateral; fees and expenses; and use of proceeds; in each case, with exceptions to be agreed upon.

Negative Covenants:               Customary for facilities of this type,
                                  including limitations with respect to
                                  indebtedness; liens; consolidations,
                                  mergers and sales of assets; changes in
                                  business conducted; investments and
                                  acquisitions; transactions with affiliates;
                                  amendments of certain material agreements and instruments; and restricted payments
                                  (other than as part of the Transactions);
                                  in each case, with exceptions to be agreed upon.

                                  The Borrower will also agree not to acquire any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) (other than common stock of the Borrower) unless such margin stock is pledged to the collateral agent to secure the Facilities and the Administrative Agent receives evidence satisfactory to it that such acquisition and pledge will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Financial Covenants:              Customary for facilities of this type,
                                  including:

                                  1.   LEVERAGE RATIO (defined as the ratio
                                       of total debt to EBITDA) for any
                                       period of four fiscal quarters not to
                                       be greater than 3.75 to 1.00 (with
                                       step-downs to be agreed upon).

                                  2.   INTEREST COVERAGE RATIO (defined as
                                       the ratio of EBITDA to interest
                                       expense) for any period of four fiscal
                                       quarters not to be less than 3.50 to
                                       1.00.

                                  3.   MINIMUM NET WORTH at levels to be
                                       agreed upon.

Events of Default:                Customary for facilities of this type,
                                  including: nonpayment of principal;
                                  nonpayment of interest, fees or other
                                  amounts within five business days; failure to observe or perform any covenant
                                  (subject, in the case of certain
                                  affirmative covenants, to a 30-day grace period); material inaccuracy of representations and warranties; failure to make any payment in respect of material indebtedness; cross-default; bankruptcy events; certain ERISA events; material judgments; change in control (to be defined); loss of a material portion of the collateral; or actual or asserted invalidity of any guarantee or security document or non-perfection of security interests.

Voting Rights:                    Amendments and waivers of the Credit
                                  Documentation will require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans and Revolving Credit Loans and unused commitments under the Facilities, except that (a) the consent of each affected
                                  Lender will be required with respect to (i) reductions in the amount or extensions of the scheduled dates for the payment of principal of any Loan, (ii) reductions in interest rates or fees or extensions of the dates for payment thereof, (iii) increases in the amounts or extensions of the expiry date of the Lenders' commitments and (iv) modifications to the pro rata provisions of the Credit
                                  Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or the collateral.

Assignments and                   Lenders will be permitted to assign and sell
Participations:                   participations in their Loans and
                                  commitments, subject, in the case of
                                  assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent will not be unreasonably withheld). In the case of partial assignments (other than to another
                                  Lender or to an affiliate of a Lender), the minimum assignment amount will be
                                  $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent.
                                  Participants will have the same benefits as the Lenders with respect to yield protection and increased cost provisions.
                                  Voting rights of participants will be
                                  limited to those matters referred to in
                                  clauses (a) and (b) under "Voting Rights" above.

Yield Protection:                 The Credit Documentation will contain
                                  customary provisions (a) protecting the
                                  Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with the prepayment of any Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and                      The Borrower will pay (a) all reasonable
Indemnification:                  out-of-pocket expenses of the
                                  Administrative Agent and the Arranger
                                  associated with the syndication of the
                                  Facilities and the preparation, execution, delivery and administration of the Credit
                                  Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the
                                  Administrative Agent and the Lenders
                                  (including the fees, disbursements and
                                  other charges of counsel) in connection
                                  with the enforcement of the Credit
                                  Documentation.

                                  The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified by the Borrower and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or wilful misconduct of the indemnified party or any officer, director, employee, advisor or agent of such indemnified party (or of an institution of which such indemnified party is an officer, director, employee, advisor or agent or an affiliate of any such institution)).

Governing Law                     State of New York.
and Forum:

Counsel to                        Cravath, Swaine & Moore.
Administrative Agent
and Arranger:

                                                                         ANNEX I


                               INTEREST RATES AND FEES


Interest Rate Options:            The Borrower may elect that the Loans
                                  comprising each borrowing bear interest at a rate per annum equal to:

                                  (1)  ABR plus the Applicable Margin; or

                                  (2)  LIBOR plus the Applicable Margin;

                                  PROVIDED that all Swingline Loans will be ABR Loans.

                                  As used herein:

                                  "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"),
                                  (ii) the secondary market rate for
                                  three-month certificates of deposit
                                  (adjusted for statutory reserve
                                  requirements) PLUS 1% and (iii) the federal funds effective rate from time to time PLUS 0.5%.

                                  "LIBOR" means the average of the London
                                  interbank offered rates (adjusted for
                                  statutory reserve requirements for
                                  eurocurrency liabilities) at which
                                  eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered to each of Chase and such other Lenders as Chase and the Borrower shall agree (the "REFERENCE LENDERS") in the interbank eurodollar market.

                                  "APPLICABLE MARGIN" means, with respect to ABR Loans or LIBOR Loans, a percentage determined by reference to the Borrower's Leverage Ratio (as defined under "Financial Covenants" above) as of the end of and for the most recent period of four fiscal quarters for which financial statements have been delivered, as set forth in the pricing grid attached hereto as Annex I-A.

Interest Payment Dates:           In the case of Loans bearing interest based
                                  upon the ABR, quarterly in arrears.

                                  In the case of Loans bearing interest based upon LIBOR, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fee:                   A commitment fee will accrue and be payable
                                  to the Lenders on the unused amounts of
                                  their respective commitments under each of the Delayed Draw Term Loan Facility and the
                                  Revolving Credit Facility, commencing on the Closing Date and payable in arrears at the end of each calendar quarter and upon any termination of the commitments under the Delayed Draw Term Loan Facility and the
                                  Revolving Credit Facility, respectively.
                                  The Commitment Fee will accrue at rates per annum based at any time on the Borrower's
                                  Leverage Ratio (as defined under "Financial
                                  Covenants" above) for the most recent
                                  period of four fiscal quarters for which financial statements are required to have been delivered, as set forth in the pricing grid attached hereto as Annex I-A.

Letter of Credit Fees:            The Borrower shall pay a commission on the
                                  face amount of all outstanding letters of credit at a per annum rate equal to the Applicable Margin with respect to LIBOR
                                  Loans under the Facilities.  Such
                                  commission shall be shared ratably among the Lenders participating in the Revolving
                                  Credit Facility and shall be payable
                                  quarterly in arrears.

                                  A fronting fee in the amount of 0.25% per annum on the face amount of each letter of credit shall be payable quarterly in arrears to the applicable Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the applicable Issuing Bank for its own account.

Rate and Fee Basis:               All per annum rates shall be calculated on
                                  the basis of a year of 360 days (or 365/366 days, in the case of interest on ABR Loans when based on the Prime Rate) for actual days elapsed.

                                                                       ANNEX I-A


                                 Fee and Margin Table
                                 --------------------



Category                        1                        2                                       3
Leverage Ratio               < 1.5x     more than equal to 1.5x and < 2.0x      more than equal to 2.0x and < 2.5x
Commitment Fee                .300%                    .375%                                   .375%
Applicable ABR Margin           0%                     .25%                                    .50%
Applicable LIBOR Margi n      1.25%                    1.50%                                   1.75%



Category                                      4                                       5                                  6
Leverage Ratio               more than equal to 2.5x and < 3.0x      more than equal to 3.0x and < 3.5x      more than equal to 3.5x
Commitment Fee                              .500%                                   .500%                             .500%
Applicable ABR Margin                       .75%                                    1.00%                             1.25%
Applicable LIBOR Margin                     2.00%                                   2.25%                             2.50%



Changes in commitment fees and margins will become effective three business days after the delivery of financial statements indicating such changes. Initially, the Commitment Fee and the Applicable Margins will be based upon Category 5 until June 30, 1999 or, if later, the date on which the financial statements with respect to the Borrower's fiscal quarter ended March 31, 1999 have been delivered.

In addition, if at any time S&P and Moody's shall assign long-term ratings to the Borrower below the ratings assigned to the Borrower by such ratings agencies on September 30, 1998, the Applicable ABR Margin and the Applicable LIBOR Margin shall be increased by .25%.